Exhibit 99.1

GENESCO INC. ANNOUNCES LEADERSHIP TRANSITION
AND ADDITION TO BOARD OF DIRECTORS

•	Mimi E. Vaughn, Chief Operating Officer, Named Genesco President and Chief Executive Officer Effective February 2, 2020

•	Vaughn Also Elected to Genesco’s Board of Directors Effective October 30, 2019

•	Robert J. Dennis, Genesco Chairman, President and Chief Executive Officer, To Become Executive Chairman

•	Matthew C. Diamond Continues to Serve as the Company’s Lead Outside Director

NASHVILLE, Tenn., Nov. 4, 2019-Genesco Inc. (NYSE: GCO) announced today that Mimi Eckel Vaughn, 53, currently the Company’s senior vice president and chief operating officer, has been named Genesco’s next president and chief executive officer, effective February 2, 2020, the start of the Company’s new fiscal year. In addition, Vaughn was elected to Genesco’s board of directors, effective October 30, 2019. Vaughn will become Genesco’s 12th president and chief executive officer in its 95-year history.

Vaughn will succeed Robert J. Dennis, 65, Genesco’s current chairman, president and chief executive officer, who will continue to serve as the Company’s executive chairman. During his 15-year career with the Company, Dennis has led Genesco as president and chief executive officer for 11 years and served as chairman for the past nine years. Matthew C. Diamond, 50, a veteran of Genesco’s board, and former chief executive officer of Alloy Media and Alloy, Inc., will continue to serve as the Company’s lead outside director.

“Mimi’s appointment as president and chief executive officer is a further step in our succession planning process, which began several years ago and led to her recent promotion as our chief operating officer. She has a proven track record as an exceptional leader demonstrated through successive roles at Genesco, including heading our corporate strategy and shared services areas, serving as chief financial officer, and most recently, leading the Company as chief operating officer,” said Dennis. “I look forward to supporting Mimi and the entire management team as we work together to continue Genesco’s terrific positive momentum we have experienced since we divested Lids in February.”

Diamond added, “Mimi will serve an impactful role on the Genesco board, sharing her strategic vision, operational knowledge and insight into our businesses. The succession plan reflects the board’s confidence in Mimi and her ability to lead the Company through its next phase of strategic growth and development. On behalf of the Genesco board, I want to thank Bob for his 15 years with the Company and celebrate his lasting legacy as president and chief executive officer, during which we navigated important events in the Company’s history, such as the acquisition of Schuh and the sale of the Lids Sports Group.”

Vaughn joined Genesco as vice president - strategy and business development in 2003, was promoted to senior vice president - strategy and business development in 2006, and was named senior vice president - strategy and shared services in 2009. Vaughn became chief financial officer in 2015, and was named Genesco’s chief operating officer in January 2018. She formally assumed the role in May 2019 following the appointment of Mel Tucker as chief financial officer.

Vaughn said, “I am honored to have the opportunity to lead Genesco forward as we enter the next chapter of our Company’s growth creating and curating leading footwear brands. I look forward to working with Bob, our management team, and with our tremendously talented and dedicated employees to

Exhibit 99.1

build on the Company’s strong foundation and most recent success and continue to execute on our strategic vision to build shareholder value as a leading footwear-focused company.”

Prior to joining the Company, Vaughn was executive vice president of business development and marketing, and acting chief financial officer for Link2Gov Corporation in Nashville. From 1993 to 1999, she was a consultant at McKinsey & Company, based in Atlanta. During her tenure at McKinsey, Vaughn advised senior executives and board members, specializing in the consumer and retail sectors. Before joining McKinsey, Vaughn held corporate finance positions at Goldman Sachs & Co., Wasserstein Perella & Co., and Drexel Burnham Lambert.

Vaughn received a bachelor of science degree in foreign service and international economics from Georgetown University magna cum laude and earned a master of business administration degree from Harvard Business School, where she graduated with distinction.

Cautionary Note Concerning Forward-Looking Statements
This release contains forward-looking statements, including statements regarding future performance and other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences, including those cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, which may be obtained from the SEC website (www.sec.gov) or by contacting the investor relations department of Genesco via our website (www.genesco.com). Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,490 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contacts:
Mel Tucker
Senior Vice President, Chief Financial Officer
Genesco Inc.
(615) 367-7465
mtucker@genesco.com

Dave Slater
Vice President, Financial Planning & Analysis and IR
Genesco Inc.
(615)367-7604
dslater@genesco.com

Exhibit 99.1

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com